CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Information Statement/Prospectus included in this Registration Statement (Form N-14) of Voya Variable Portfolios, Inc.

We consent to the incorporation by reference of our reports dated February 25, 2026, with respect to the financial statements and financial highlights of Voya RussellTM Mid Cap Growth Index Portfolio and Voya RussellTM Mid Cap Index Portfolio (two of the funds constituting Voya Variable Portfolios, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 14, 2026